UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Earliest Event Reported: December 10, 2010

General Moly, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-32986	91-0232000
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification no.)

1726 Cole Blvd., Suite 115
Lakewood, CO 80401
(Address of principal executive offices, including zip code)

(303) 928-8599
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 210.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities.

Between October 25 and December 10, 2010, General Moly, Inc. (the “Company”) issued an aggregate of 822,270 shares of its common stock, par value $0.001 per share, upon the exercise of outstanding warrants.  The warrants were issued during 2006 in private transactions pursuant to exemptions from registration under Rule 506 of Regulation D and Section 4(2) of the Securities Act of 1933, as amended, as a transaction not involving any public offering.  As a result of the exercise on December 10, 2010, the total number of shares issued on warrant exercises exceeded 1% of the Company’s outstanding common stock.

Between October 25 and November 2, 2010, warrants exercisable for an aggregate of 379,725 shares of common stock were exercised pursuant to cashless exercise provisions contained in the warrants. The net issuance of 59,770 shares to these holders was exempt from registration pursuant to Section 3(a)(9) of the Securities Act as an exchange by the issuer with existing security holders.  On December 10, 2010, warrants exercisable for an aggregate of 762,500 shares of common stock were exercised for cash at the exercise price of $3.75 per share set forth in the warrants, for aggregate proceeds to the Company of approximately $2.9 million.  On December 16, 2010, warrants exercisable for an additional 50,000 shares of common stock were exercised for cash at the exercise price of $3.75 per share, for aggregate proceeds to the Company of approximately $0.2 million.  The issuance of shares to these holders was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended, as a transaction not involving any public offering.

Item 9.01                   Financial Statements and Exhibits.

(d)           Exhibits

Exhibit No.	Description
4.1	Form of Security Purchase Agreement in connection with the private placement completed February 15, 2006 (Filed as Exhibit 4.1 to our Current Report on Form 8-K filed on February 17, 2006.)
4.2	Form of Common Stock Purchase Warrant in connection with the private placement completed February 15, 2006 (Filed as Exhibit 4.2 to our Current Report on Form 8-K filed on February 17, 2006.)
4.3

Form of Common Stock Warrant Issued Pursuant to Placement Agent Agreement in connection with the private placement completed February 15, 2006 (Filed as Exhibit 4.3 to our Current Report on Form 8-K filed on February 17, 2006.)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENERAL MOLY, INC.

Dated: December 16, 2010	By:	/s/ David A. Chaput
David A. Chaput
Chief Financial Officer